Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of JOFF FinTech Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of JOFF FinTech Acquisition Corp. as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020, appearing in the Registration Statement on Form S-1, as filed (File 333-252227) of JOFF FinTech Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

February 4, 2021